Exhibit 99

News Release

C-04018

TI Reports 1Q04 Financial Results

•	TI Revenue Increases 6% Sequentially, 34% from Year Ago

•	Gross Profit Increases 11% Sequentially, 53% from Year Ago

•	EPS of $0.21

•	2Q04 Revenue Expected between $3085 Million and $3325 Million

Conference Call on TI Web Site at 4 p.m. Central Daylight Time Today

www.ti.com

DALLAS (April 14, 2004) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported first-quarter 2004 revenue of $2936 million, an increase of 6 percent sequentially and 34 percent from the year-ago quarter due to strength in TI’s Semiconductor business. Earnings per share (EPS) were $0.21.

Semiconductor revenue increased 5 percent sequentially due to strong demand across a broad range of products, especially Digital Light Processing™ (DLP™) and high-performance analog. Growth in these areas more than offset a decline in revenue from wireless applications. TI’s wireless revenue was the second highest on record despite the combination of normal handset seasonality and lower demand from TI’s largest customer.

Compared with the year-ago quarter, Semiconductor revenue increased 38 percent due to demand across a broad range of products, particularly digital signal processors (DSPs) and analog used in wireless, as well as high-performance analog used in a variety of applications. Wireless revenue increased 35 percent from the year-ago quarter driven by demand for TI’s most advanced products. High-performance analog revenue increased 58 percent from the year-ago quarter.

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“The growth in Semiconductor revenue demonstrates the diversity in our customer base and our product portfolio,” said Tom Engibous, TI chairman, president and CEO. “Shipments increased across most product lines and end markets. Notably, high-performance analog and DLP are both becoming major contributors to TI’s growth and bottom line. Revenue from DLP products reached a record level as TI’s technology continued to penetrate the business projector and high-definition television markets with an increasing array of customer brands and retail presence. Growth in high-performance analog reflected the significant investments we’ve made to establish a world-class development team and the quality of products this team has delivered.

“TI’s strong wireless growth from the year-ago period continued to outpace the industry’s handset shipments, which we believe reflects the company’s increasing content per phone. A big factor in this growth was TI’s family of OMAP™ application processors, used to enable real multimedia capabilities in smartphones and 3G handsets,” Engibous said.

“In all, the strength in customer orders and the continuing momentum of TI products lead us to believe that 2004 will be another strong year for our Semiconductor business. For the first time since 2000, we accrued for TI employee profit sharing, reflecting the company’s expectations for strong growth and improving profitability,” he said. “We are increasing R&D and also are adding capacity for additional assembly and test capabilities and an additional 90-nanometer manufacturing line. These actions will help ensure we can provide customers what they need, when they need it.”

TI Reports 1Q04 Financial Results	Page 3

Details of Financial Results

Revenue

In the first quarter, TI revenue of $2936 million increased by $166 million sequentially and by $744 million from the year-ago quarter.

Gross Profit

Gross profit of $1322 million increased 11 percent sequentially and 53 percent from the year-ago quarter. Gross profit margin was 45.0 percent of revenue, up 1.9 percentage points sequentially and up 5.7 percentage points from the year-ago quarter. Gross profit and gross profit margin benefited from higher revenue and the resulting increased utilization of TI’s fixed-cost Semiconductor manufacturing assets. This more than offset the accrual for profit sharing and the annual compensation expense increases that were incurred in the first quarter.

Operating Expenses

Research and Development (R&D) expense of $494 million increased 10 percent sequentially primarily due to an accrual for profit sharing and annual compensation expense increases that were incurred in the first quarter. R&D expense increased 21 percent compared with the year-ago quarter primarily due to higher Semiconductor product development, particularly for wireless, combined with the profit sharing accrual and the annual compensation expense increases.

Selling, General and Administrative (SG&A) expense of $354 million increased 15 percent sequentially and 18 percent from the year-ago quarter primarily due to the accrual for profit sharing and the annual compensation expense increases.

TI Reports 1Q04 Financial Results	Page 4

Operating Profit

Operating profit of $474 million, or 16.2 percent of revenue, increased by $36 million sequentially and increased by $321 million compared with the year-ago quarter due to higher gross profit, which more than offset increased R&D and SG&A expenses.

Other Income (Expense) Net (OI&E) and Interest Expense

OI&E of $50 million decreased by $81 million from the prior quarter, which included $97 million of pre-tax gain associated with the company’s sale of its remaining shares of Micron Technology, Inc. common stock. Compared with the year-ago quarter, OI&E increased $36 million reflecting TI’s investment write-downs and the charges associated with the retirement of Burr-Brown debt, both of which occurred in the year-ago quarter.

Interest expense of $8 million was even sequentially and declined by $5 million from the year-ago quarter due to the company’s lower debt level.

Net Income

Net income was $367 million, or $0.21 per share, down $145 million sequentially due to the prior quarter’s gain from the sale of Micron stock and the company’s recognition of a previously reserved tax benefit associated with an impairment write-down of TI’s Micron stock in the fourth quarter of 2002, and due to an increase in the company’s effective tax rate. Compared with the year-ago quarter, net income increased $250 million due to higher operating profit. Net income in the first quarter reflects a higher effective tax rate of 29 percent compared with the earlier periods.

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Orders

TI orders of $3231 million increased 5 percent sequentially due to growth in Semiconductor, Educational & Productivity Solutions (E&PS) and Sensors & Controls. Compared with the year-ago quarter, orders increased 41 percent primarily due to strength in Semiconductor. Semiconductor orders were $2810 million, up 2 percent sequentially. Compared with the year-ago quarter, Semiconductor orders were up 47 percent due to broad-based demand for the company’s products. The Semiconductor book-to-bill ratio in the first quarter was 1.09.

Cash

At the end of the first quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $5493 million.

Cash flow from operations was $393 million, down $674 million sequentially primarily due to an increase in receivables and inventory. Compared with the year-ago quarter, cash flow was up $197 million due to higher net income.

Capital Expenditures and Depreciation

Capital expenditures of $401 million increased by $129 million sequentially and $269 million from the year-ago quarter. TI’s capital expenditures in the first quarter primarily were used to increase assembly and test capacity, as well as for Semiconductor equipment to establish an additional 90-nanometer production line.

Depreciation of $348 million decreased by $22 million sequentially and was about even with the year-ago quarter.

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Accounts Receivable and Inventory

Accounts receivable of $1678 million increased $227 million sequentially due to a higher revenue level in the final month of the first quarter compared with the final month of the prior quarter. Accounts receivable increased by $313 million from the end of the year-ago quarter due to higher revenue. Days sales outstanding were 51 at the end of the first quarter, compared with 47 at the end of the prior quarter and 56 at the end of the year-ago quarter.

Inventory of $1148 million at the end of the first quarter increased $164 million sequentially and $266 million from the year-ago quarter to support anticipated higher shipments. Days of inventory at the end of the first quarter were 64, up from 56 days at the end of the prior quarter and up from 60 days at the end of the year-ago quarter.

Debt

At the end of the first quarter, TI’s debt-to-total-capital ratio was 0.06, down from 0.07 at the end of the prior quarter, and down from 0.09 at the end of the year-ago quarter primarily due to the company’s lower debt level.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on June 7 by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the second quarter of 2004, TI expects revenue to be in the following ranges:

•	Total TI, $3085 million to $3325 million;

•	Semiconductor, $2650 million to $2850 million;

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•	Sensors & Controls, $280 million to $300 million; and

•	E&PS, $160 million to $180 million.

TI expects earnings per share to be in the range of $0.23 to $0.26.

For 2004, TI expects: R&D to be about $2.1 billion, up from the prior estimate of $2.0 billion; capital expenditures to be about $1.3 billion, up from the prior estimate of $1.1 billion; and depreciation to be about $1.5 billion, up from the prior estimate of $1.4 billion.

The effective tax rate for the year is expected to be about 29 percent, compared with the company’s prior expectation of about 30 percent.

TI Reports 1Q04 Financial Results	Page 8

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Net revenue	$2936	$2770	$2192
Operating costs and expenses:
Cost of revenue	1614	1576	1330
Gross profit	1322	1194	862
Gross profit % of revenue	45.0%	43.1%	39.3%
Research and development (R&D)	494	448	408
R&D % of revenue	16.8%	16.2%	18.6%
Selling, general and administrative (SG&A)	354	308	301
SG&A % of revenue	12.0%	11.1%	13.7%

Total	2462	2332	2039

Profit from operations	474	438	153
Operating income % of revenue	16.2%	15.8%	7.0%
Other income (expense) net	50	131	14
Interest on loans	8	8	13

Income before income taxes	516	561	154
Provision for income taxes	149	49	37

Net income*	$367	$512	$117

Diluted earnings per common share**	$.21	$.29	$.07

Basic earnings per common share	$.21	$.30	$.07

Cash dividends declared per share of common stock	$.021	$.021	$.021

*	Income for the first quarter of 2004 includes, in millions of dollars, a charge of $5 for restructuring actions initiated in the second quarter of 2003, of which $2 is associated with achieving manufacturing efficiencies in the Semiconductor business and $3 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $5 restructuring charge is primarily for severance and benefit costs. Of the $5, $4 is included in cost of revenue and $1 is in selling, general and administrative expense. Income for the fourth quarter of 2003 includes, in millions of dollars, a charge of $13 for restructuring actions initiated in the second quarter of 2003, of which $7 is associated with achieving manufacturing efficiencies in the Semiconductor business and $6 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $13 restructuring charge is primarily for severance and benefit costs. Of the $13, $11 is included in cost of revenue and $2 is in selling, general and administrative expense. Income for the fourth quarter of 2003 also includes an investment gain of $97, included in other income, from the sale of 32.3 million shares of Micron Technology, Inc. (Micron) common stock. Income for the first quarter of 2003 includes, in millions of dollars, a charge of $10 in other income (expense) net from the redemption of $250 million in convertible notes.

Income includes, in millions of dollars, acquisition-related amortization of $19, $20 and $28 for the first quarter of 2004 and the fourth quarter and first quarter of 2003.

**	Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (in millions of shares, 1783.6, 1780.1 and 1753.4 for the first quarter of 2004 and the fourth quarter and first quarter of 2003).

TI Reports 1Q04 Financial Results	Page 9

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Assets
Current assets:
Cash and cash equivalents	$1615	$1818	$1089
Short-term investments	2522	2511	1847
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $44 million at March 31, 2004, $47 million at December 31, 2003, and $62 million at March 31, 2003	1678	1451	1365
Inventories:
Raw materials	126	106	107
Work in process	692	624	546
Finished goods	330	254	229

Inventories	1148	984	882

Deferred income taxes	490	449	560
Prepaid expenses and other current assets	545	496	379

Total current assets	7998	7709	6122

Property, plant and equipment at cost	9738	9549	9438
Less accumulated depreciation	(5550)	(5417)	(4862)

Property, plant and equipment (net)	4188	4132	4576

Long-term cash investments	1356	1335	1209
Equity investments	260	265	717
Goodwill	693	693	638
Acquisition-related intangibles	154	169	171
Deferred income taxes	524	626	622
Other assets	612	581	340

Total assets	$15785	$15510	$14395

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$435	$437	$168
Accounts payable and accrued expenses	1553	1496	1170
Income taxes payable	210	250	329
Accrued retirement and profit sharing contributions	82	17	11

Total current liabilities	2280	2200	1678

Long-term debt	394	395	832
Accrued retirement costs	620	628	783
Deferred income taxes	57	59	98
Deferred credits and other liabilities	349	364	275
Stockholders’ equity:
Preferred stock, $25 par value. Authorized - 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized - 2,400,000,000 shares. Shares issued: March 31, 2004 – 1,738,115,567; December 31, 2003 – 1,737,739,654; March 31, 2003 – 1,740,467,816	1738	1738	1740
Paid-in capital	859	901	1011
Retained earnings	9865	9535	8564
Less treasury common stock at cost:
Shares: March 31, 2004 – 7,012,862; December 31, 2003 – 5,401,665; March 31, 2003 – 11,185,274	(200)	(135)	(228)
Accumulated other comprehensive income (loss)	(164)	(159)	(328)
Deferred compensation	(13)	(16)	(30)

Total stockholders’ equity	12085	11864	10729

Total liabilities and stockholders’ equity	$15785	$15510	$14395

TI Reports 1Q04 Financial Results	Page 10

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Cash flows from operating activities:
Net income	$367	$512	$117
Depreciation	348	370	346
Amortization of acquisition-related costs	19	20	28
Write-downs of equity investments	5	8	12
Gains on sale of equity investments	(7)	(99)	—
Deferred income taxes	(17)	174	(13)
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(227)	85	(160)
Inventories	(164)	11	(92)
Prepaid expenses and other current assets	(97)	(93)	(70)
Accounts payable and accrued expenses	58	48	(35)
Income taxes payable	105	112	38
Accrued retirement and profit sharing contributions	65	15	(9)
Increase (decrease) in noncurrent accrued retirement costs	(64)	6	4
Other	2	(102)	30

Net cash provided by operating activities	393	1067	196

Cash flows from investing activities:
Additions to property, plant and equipment	(401)	(272)	(132)
Purchases of short-term investments	(496)	(640)	(493)
Sales and maturities of short-term investments	910	741	1131
Purchases of long-term cash investments	(493)	(445)	(560)
Sales of long-term cash investments	44	90	67
Purchases of equity investments	(2)	(3)	(10)
Sales of equity investments	11	414	—

Net cash provided by (used in) investing activities	(427)	(115)	3

Cash flows from financing activities:
Payments on loans payable	(1)	—	(5)
Payments on long-term debt	—	(3)	(256)
Dividends paid on common stock	(37)	(36)	(37)
Sales and other common stock transactions	42	77	16
Common stock repurchase program	(172)	(115)	(48)
Decrease in current assets for restricted cash	—	—	261

Net cash used in financing activities	(168)	(77)	(69)
Effect of exchange rate changes on cash	(1)	—	10

Net increase (decrease) in cash and cash equivalents	(203)	875	140
Cash and cash equivalents at beginning of period	1818	943	949

Cash and cash equivalents at end of period	$1615	$1818	$1089

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Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Semiconductor
Trade	$2573	$2444	$1863
Intersegment	1	3	4

	2574	2447	1867

Sensors & Controls
Trade	283	251	252
Intersegment	1	1	1

	284	252	253

Educational & Productivity Solutions
Trade	79	76	77

Corporate activities	(1)	(5)	(5)

Total net revenue	$2936	$2770	$2192

Business Segment Profit

(In millions of dollars)

	For Three Months Ended
	Mar. 31 2004	Dec. 31 2003	Mar. 31 2003
Semiconductor	$465	$433	$147
Sensors & Controls	75	64	61
Educational & Productivity Solutions	9	11	15
Corporate activities	(51)	(38)	(42)
Charges/gains and acquisition-related amortization	(24)	65	(38)
Interest on loans/other income (expense) net, excluding a fourth-quarter 2003 gain of $97 and a first-quarter 2003 charge of $10 included above in Charges/gains and acquisition-related amortization	42	26	11

Income before income taxes	$516	$561	$154

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Semiconductor

•	In the first quarter, Semiconductor revenue of $2574 million increased 5 percent sequentially as higher demand across a broad range of products, particularly DLP and high-performance analog, offset a decline in wireless demand that reflected seasonal factors and lower demand from TI’s largest customer. Revenue increased 38 percent from the year-ago quarter primarily due to demand across a broad range of products, particularly DSP and analog products used in the wireless market, as well as high-performance analog products.

•	Gross profit was $1188 million, or 46.2 percent of revenue, an increase of $105 million from the prior quarter and $440 million from the year-ago quarter. Gross profit margin increased 2.0 percentage points sequentially and 6.2 points from the year-ago quarter. Gross profit and gross profit margin benefited from higher revenue and the resulting increased utilization of TI’s fixed-cost Semiconductor manufacturing assets. This more than offset the accrual for profit sharing and the annual compensation expense increases that were incurred in the first quarter.

•	Semiconductor operating profit was $465 million, or 18.1 percent of revenue, up $32 million sequentially and $318 million from the year-ago quarter due to higher gross profit, which more than offset increased R&D and SG&A expenses.

•	Analog revenue increased 9 percent sequentially primarily due to higher demand for high-performance analog products, and increased 42 percent from the year-ago quarter primarily due to higher demand for high-performance and wireless analog products. Revenue from TI’s high-performance analog products increased 14 percent sequentially and 58 percent from the year-ago quarter due to higher demand.

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•	DSP revenue decreased 6 percent sequentially and increased 35 percent from the year-ago quarter primarily due to demand in the wireless market. Catalog DSP revenue grew 33 percent sequentially and 49 percent compared with the year-ago quarter due to higher demand.

•	TI’s remaining Semiconductor revenue increased 16 percent sequentially primarily due to higher demand for DLP products. Compared with the year-ago quarter, this revenue increased 35 percent due to higher demand across a broad range of products.

•	Results for TI Semiconductor products sold into key end equipments were as follows:

•	Wireless revenue decreased 5 percent sequentially reflecting the combination of normal handset seasonality and lower demand from TI’s largest customer. Compared with the year-ago quarter, this revenue increased 35 percent due to higher demand for the company’s most-advanced wireless products, including 2.5G modems and OMAP application processors.

•	Broadband communications revenue, which includes DSL and cable modems, voice over packet (VoP) and wireless LAN (WLAN), increased 15 percent sequentially and 105 percent compared with the year-ago quarter due to higher demand, especially for the company’s DSL products.

•	Semiconductor orders were $2810 million, up 2 percent sequentially. Compared with the year-ago quarter, Semiconductor orders were up 47 percent due to broad-based demand for the company’s products.

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Semiconductor Highlights

•	TI unveiled OMAP 2 “All-in-One Entertainment” processors for 2.5G and 3G mobile phones. These next-generation OMAP products will enable handset features such as digital video camcorders, Dolby Digital™-quality sound, interactive 3D gaming, DVD-quality video, 4+ megapixel cameras, television reception and more.

•	TI disclosed a breakthrough approach to wireless chip design that applies digital technology to radio frequency (RF) processing in portable wireless devices. The new approach reduces power consumption, die area and required board space each by up to 50 percent compared with traditional analog RF designs.

•	TI introduced a broadband residential gateway reference design that combines DSL, Voice over Internet Protocol (VoIP) and 802.11b/g WLAN into a single cost-effective system.

•	Thomson announced new HDTV models that bring DLP products into the flat-panel category. Just 6.85 inches deep, the new RCA Scenium Profiles HDTV comes in 50-inch and 61-inch screens.

•	TI disclosed details of the company’s next-generation 65-nanometer semiconductor manufacturing process, which, compared with TI’s advanced 90-nanometer process, increases transistor performance by 40 percent while integrating hundreds of millions of transistors that support both analog and digital functions in single-chip system solutions. The first product built in this new process is expected to sample in the first quarter of 2005.

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Sensors & Controls

•	Sensors & Controls revenue was $284 million, up 13 percent sequentially and 12 percent from the year-ago quarter due to higher demand across a broad range of product lines.

•	Gross profit was $110 million, or 38.8 percent of revenue, an increase of $15 million from the prior quarter primarily due to higher revenue, and up by $20 million compared with the year-ago quarter primarily due to reduced manufacturing costs.

•	Operating profit was $75 million, or 26.5 percent of revenue, an increase of $11 million sequentially and $14 million from the year-ago quarter due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $79 million, up $3 million sequentially and $2 million from the year-ago quarter.

•	Gross profit was $37 million, or 47.0 percent of revenue, about even sequentially and compared with the year-ago quarter.

•	Operating profit was $9 million, or 11.0 percent of revenue, a decrease of $2 million from the prior quarter and $6 million from the year-ago quarter reflecting costs associated with discontinued development activity for a new product.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Timely completion and successful integration of announced acquisitions;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•	Availability of raw materials and critical manufacturing equipment;

•	TI’s ability to recruit and retain skilled personnel;

•	Fluctuations in the market value of TI’s investments and in interest rates; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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Texas Instruments Incorporated provides innovative DSP and Analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

Digital Light Processing

DLP

Other trademarks are the property of their respective owners.